FIRST AMENDMENT TO
                                SERVICE AGREEMENT
                BETWEEN SECURITY LIFE OF DENVER INSURANCE COMPANY
                          AND INVESCO FUNDS GROUP, INC.

     This Amendment is dated as of the 1st day of January, 2000 by and between Security Life of Denver Insurance Company ("Security Life") and INVESCO Funds Group, Inc. ("INVESCO").

     WHEREAS, Security Life and INVESCO entered into the Service Agreement ("Agreement") on January 1, 1998;

     WHEREAS, the parties desire to amend said Agreement in the manner hereinafter set forth;

     NOW THEREFORE, the parties hereby amend the Agreement in the following form:

     1. Paragraphs a and c of Section III PAYMENT OF EXPENSES to the Agreement shall be deleted in their entirety and replaced with the following

          a) INVESCO shall pay to Security Life a quarterly fee (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to Contracts offered by Security Life, at the annual rate of 0.25% on the aggregate net assets of the INVESCO VIF-Equity Income Fund, the INVESCO VIF - High Yield Fund, the INVESCO VIF - Small Company Growth Fund, the INVESCO VIF - Total Return Fund, and the INVESCO VIF - Utilities Fund, in connection with the expenses incurred by Security Life under Section II hereof

          c) This Agreement shall not modify any of the provisions of Article III or Article V of the Fund Participation Agreement, but shall supplement those provisions.

     2. All notices sent to Security Life pursant to Section VI NOTICES of the Agreement shall be directed to:

          Security Life of Denver Insurance Company
          1290 Broadway
          Denver, CO 80203
          Attn: Variable Counsel
          FAX: 303-860-2134

All of the other provisions contained in the Agreement shall remain in full force and effect.
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     IN WITNESS THEREOF, Security Life and INVESCO have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above:

INVESCO FUNDS GROUP INC.

By: /s/ Ronald L. Grooms                 Date:  June 9, 2000
    --------------------                       -------------
Ronald L. Grooms
Senior Vice President

SECURITY LIFE OF DENVER INSURANCE COMPANY

By: /s/ Jim Livingston                   Date:  6/7/00
    ------------------                         ------------
Authorized Representative

   /s/ Exec V.P. and Chief Actuary
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